Exhibit 10.11

Pankaj Mohan PhD MBA Founder & CEO 7 Clarke Drive, Cranbury New Jersey 08512

October 12th 2011

Oncobiologics – Director Engagement

Dear Mr Scott Canute:

The Board of Oncobiologics Inc. is pleased to extend Board of Director engagement to you. This engagement starts from the 12th Oct. 2011. The following represents our offer to you to join the engagement:

Position: “Director – Oncobiologics Board”.

Summary of Role Description: The Board requests you to help set direction to the Company and enable the Company to reach to the next level of Revenue Generation and Valuation.

This engagement will be indicated in the company’s website or any other PR media.

Location/Facility: At your discretion

Total Package:

Stock Units: Founder’s Stock

Stocks: The Board will offer to you 400,000 units (equivalent to 1% of the total common stock at Series A valuation) of founder’s shares at par value to be vested over the next 5 years. The redemption in case of IPO will be driven by the IPO requirements and restrictions. The book value of these shares at launch is $ 400,000 and per the business plan it may grow multiple times. Please note that the founder’s share are common and that there are no assurances that it will have any value. The generation of value from the stock’s will require your expected contribution to the success of the company.

Dividends:

You may receive dividends subject to Board’s decision to issue such dividends which will be based on several factors, even prior to vesting.

The shares must be returned back to the company without any payment from the company in the event that the engagement ends (voluntary or involuntary) prior to the vesting date. Any change to this agreement has to be mutually agreed.

Director’s Fee:

The fee will be $100,000 per fiscal year.

Director’s Incentive Pay:

The Board will allocate from time to time Incentive Pay to Independent Board Members based on EBDITA. The Revenue will be defined as all cash-inflows into the Company except the investment into Oncobiologics and any Debt.

T: 609 619 3988   ׀   F: 609 228 4330   ׀   M: 317 514 8886   ׀   W: www.oncobiologics.com   ׀   E: pankajmohan@oncobiologics.com

United States Federal Government Supported Biopharmaceutical Company

Pankaj Mohan PhD MBA Founder & CEO 7 Clarke Drive, Cranbury New Jersey 08512

Company’s Benefit: You will be an independent advisor and not an employee of the Company, and as such will not be provided with employee benefits, such as but not limited to health insurance.

Expenses: The Company will pay at cost the travel and other expenses incurred by you for company business.

Confidentiality: You will be requested to sign a CDA with the company.

On behalf of the Board, I look forward to your joining Oncobiologics Inc. and hope that you will find this offer satisfactory in every respect. This offer needs to be signed by October 11th 2011 and one copy returned to the company.

Sincerely

/s/ Pankaj Mohan	10/12/11
Date

Pankaj Mohan, Chairman and Chief Operating Officer, Oncobiologics Inc.

cc:	Members of the Board

I accept this offer with the terms and conditions as outlined in this letter:

/s/ Scott Canute	10/12/11
Mr Scott Canute	Date

T: 609 619 3988   ׀   F: 609 228 4330   ׀   M: 317 514 8886   ׀   W: www.oncobiologics.com   ׀   E: pankajmohan@oncobiologics.com

United States Federal Government Supported Biopharmaceutical Company